Exhibit 10.31
EVERGY, INC.
RESTRICTED STOCK UNIT AGREEMENT
(TIME-BASED VESTING)
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is entered into as of February 22, 2021 (the “Grant Date”), by and between Evergy, Inc. (the “Company”) and Kirkland B. Andrews (the “Grantee”). All capitalized terms in this Agreement that are not defined herein shall have the meanings ascribed to such terms in the Company’s Long-Term Incentive Plan, as amended and restated from time to time (the “Plan”).
WHEREAS, Grantee is employed by the Company or one of its Subsidiaries and the Company desires to (i) encourage Grantee to acquire an interest in the growth and performance of the Company, (ii) provide Grantee with an incentive to enhance the value of the Company for the benefit of its customers and shareholders and (iii) encourage Grantee to remain in the employ of the Company as one of the key employees upon whom the Company’s success depends; and
WHEREAS, the Company wishes to grant to Grantee, and Grantee wishes to accept, an Award of Restricted Stock Units, pursuant to the terms and conditions of the Plan and this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:
1.Restricted Stock Unit Award. The Company hereby grants to Grantee an Award of 48,390 Restricted Stock Units (the “RSUs”). Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan, the terms and conditions of which are incorporated herein by reference.
2.Terms and Conditions. In addition to the terms and conditions in the Plan, this Award of RSUs is subject to the following terms and conditions:
a.Grant of RSUs. The RSUs granted hereunder shall be credited to Grantee’s RSU Account as of the Grant Date. The RSU Account shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Grantee’s RSU Account. All amounts credited to the RSU Account shall continue for all purposes to be part of the general assets of the Company.
b.Vesting of RSUs. The RSUs will vest in one-third increments (rounded to the nearest whole number) on each of the first three anniversaries of the Grant Date (each, a “Scheduled Vesting Date”), if, except as provided in Section 2.c below, your employment with the Company or one of its Subsidiaries continues uninterrupted through the applicable Scheduled Vesting Date. The period beginning on the Grant Date and ending on each Scheduled Vesting Date for purposes of the unvested RSUs granted under this Agreement shall be called the “Restricted Period.”
c.Accelerated Vesting on account of Death, Disability, Termination without Cause or Resignation for Good Reason. If Grantee experiences a termination of employment on account of Grantee’s death or Disability before the end of the Restricted Period, then, as of the date of Grantee’s termination of employment on account of death or Disability, the unvested RSUs (and Dividend Equivalents) shall vest. If Grantee’s employment is terminated without “Cause” or if Grantee resigns with “Good Reason” (in each case as those terms are defined in the Change in Control Severance Agreement between Grantee and the Company of date even herewith), then, as of the date of Grantee’s termination of employment without Cause or with Good Reason, the unvested RSUs (and Dividend Equivalents) shall vest.
d.Limits on Transfer of RSUs. Subject to any exceptions set forth in the Plan, during the Restricted Period and until such time as the RSUs are settled in accordance with the terms of this Agreement, neither the RSUs nor any rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the RSUs will be immediately forfeited by Grantee and all of Grantee’s rights to the RSUs shall immediately terminate without any payment, settlement, or consideration by the Company.
e.No Rights as a Shareholder until RSUs Settled. Grantee shall not have any rights of a shareholder with respect to the Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of Shares.
f.Dividend Equivalents. If during the Restricted Period the Company declares a cash dividend on Shares, then, as of any dividend payment date, Grantee shall receive an additional number of RSUs (including fractional RSUs), which shall be credited to the RSU Account, equal to the quotient obtained by dividing the aggregate cash amount that would have been paid as dividends if each RSU then credited to the RSU Account on the dividend payment date were a Share, by the closing price of a Share on the trading date immediately preceding the dividend payment date. Any additional RSU(s) credited to the Grantee’s RSU Account under this Section 2.f. shall be subject to the same vesting and forfeiture conditions as the original RSUs granted on the Grant Date and shall be settled, if at all, on the applicable remaining Scheduled Vesting Date(s). If, during the Restricted Period, the Company declares a stock dividend on Shares, then the Grantee may be eligible for additional Shares on each Scheduled Vesting Date (or earlier as determined by the Committee) based on the number of RSUs credited to the Grantee’s RSU Account in accordance with Section 16.H of the Plan.
g.Settlement of RSUs. No later than 30 days after the earlier of (i) the applicable Scheduled Vesting Date or (ii) the occurrence of any of the events set forth in Section 2.c, the Company shall issue and deliver to Grantee, or in the event of Grantee’s death the beneficiary designated in writing by Grantee in accordance with instructions provided by the Company (or in the event Grantee has not designated a beneficiary, Grantee’s estate), a number of Shares equal to the aggregate number of vested RSUs (with any fractional Share underlying the vested RSUs on the settlement date being settled by delivering to Grantee a cash payment equal to the closing price of a Share on the trading date immediately preceding the applicable Scheduled Vesting Date or the date of the event described in Section 2.c, as applicable, multiplied by the number of fractional vested RSUs) then credited to Grantee’s RSU Account. The Committee may, in its sole discretion, settle any vested RSUs by delivering to Grantee (or Grantee’s beneficiary or estate in the event of Grantee’s death) an amount of cash equal to the closing price of a Share on the trading date immediately preceding the applicable Scheduled Vesting Date or the date of the event described in Section 2.c, as applicable, multiplied by the number of vested RSUs (and any fraction thereof) held by Grantee.
h.Tax Withholding on RSU Settlement. No Shares will be delivered under this Agreement until either (i) Grantee has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or (ii) Grantee and the Company have made satisfactory provision for the payment of such taxes. Unless otherwise not permitted by the Committee (which may disallow Share withholding at any time) or contrary to an election Grantee submitted to the Company in accordance with established Company policy, the Company shall first withhold such taxes from the Shares (valued at their Fair Market Value) otherwise eligible to be delivered under this Award, if any.
i.280G Best Net. Notwithstanding anything in this Agreement to the contrary, in the event that (A) there is a Change in Control, and (B) the receipt of all payments, distributions or benefits (including, without limitation, accelerated vesting of the RSUs) by the Company in the nature of compensation to or for Grantee’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Grantee to the excise tax under Section 4999 of the Code by virtue of Section 280G of the Code, the Company shall reduce the number of RSUs which become vested on account of the Change in Control if such reduction would result in Grantee having a greater net after-tax Payment than if such RSUs were not reduced and the Payment, or any portion thereof, is subjected to the excise tax under Section 4999 of the Code.
3.Amendment. This Agreement may be amended only in the manner provided by the Company evidencing both parties’ agreement to the amendment. This Agreement may also be amended, without prior notice to Grantee and without Grantee’s consent before any Change in Control by the Committee if the Committee in good faith determines the amendment does not materially adversely affect any of Grantee’s rights under this Agreement.
4.Entire Agreement. This Agreement contains the entire agreement between Grantee and the Company with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties relating thereto.
[Signature Page Follows]

EVERGY, INC.

By: /s/ Jerl L. Banning	By: /s/ Kirkland B. Andrews
Jerl L. Banning	Kirkland B. Andrews
Senior Vice President and
Chief People Officer	Date: February 22, 2021

4